Exhibit 1.10

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

NOTICE TO U.S. INVESTORS

THIS TRANSACTION (AS DEFINED BELOW) IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

PRESS RELEASE

CLARIFICATION NOTICE ON THE ACCEPTABLE WITHDRAWAL AMOUNT

UNLESS ACTUAL WITHDRAWALS ARE NOT OF NEGLIGIBLE AMOUNT, THE
BOARD RECOMMENDS CANCELLING THE TRANSACTION AND POSTPONING IT
WHEN MARKET CONDITIONS STABILIZE

Milan, March 19th, 2020-Further to the communication of March 16th, 2020, Davide Campari-Milano S.p.A. clarifies that, in order to contain the potential loss resulting from the liquidation of the withdrawn shares, and hence the cost of the Transaction, and in the best interest of the Company and its shareholders, the Board of Directors recommends to its shareholders (to be convened on the New EGM by June 30th, 2020) to revoke the March 27 EGM resolution (if approved) on the transfer of the Company’s registered office, in the event that the withdrawn shares were not of a negligible amount. Under the current market conditions, driving a significant discount in the current share price to the withdrawal price of €8.376, an acceptable level of withdrawn shares is identified in in the region of 3 million shares, which corresponds to a number of shares substantially below the maximum amount payable of €150 million.

Campari confirms that the Transaction constitutes one of the pillars of the long-term strategy of the Group and should not impact long-term oriented supporting shareholders and, at the same time, reward non-supporting investors. In light of this, there is no urgency to complete the Transaction since-as already clarified with the communication of March 16th, 2020-in the event that it cannot be completed for any reason (including if the March 27 EGM’s proposed resolution approving the Transaction is revoked by the New EGM), it will be submitted to the shareholders’ approval once again as soon as the market and stock price conditions will stabilize and cease to be affected by the current extraordinary circumstance.

* * *

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

This press release does not constitute an offer of sale of financial instruments in the United States under the Securities Act or in any other jurisdiction in which it is illegal to make such an offer, or a solicitation of votes for the Shareholders’ Meeting mentioned in this document. The financial instruments referred to in this press release have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitutes a breach of the law. The financial instruments referred to in this press release may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or in a transaction not subject to registration obligations under the Securities Act or to the state or local laws applicable to financial instruments.

* * *

Forward Looking Statements

This communication contains certain forward-looking statements relating to Campari and the proposed transaction. All statements included in this communication concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed transaction will be consummated, uncertainties as to the timing of the proposed transaction, uncertainties as to how many shareholders will participate in the proposed transaction, the risk that the announcement of the proposed transaction may make it more difficult for Campari Group to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Campari Group will be adversely impacted during the pendency of the proposed transaction; the risk that the operations of Campari Group will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Campari Group. Such factors include, but are not limited to: (i) changes in the laws, regulations or policies of the countries where Campari Group operates; (ii) the adoption, both at a global level and in the countries where Campari Group operates, of restrictive public policies that have an impact on the production, distribution, marketing, labelling, importation, price, sale or consumption of alcoholic products; (iii) long-term changes in consumers’ preferences and tastes, social or cultural trends resulting in a reduction in the consumption of products of the Campari Group as well as in purchasing patterns and the ability of Campari Group to anticipate these changes in the marketplace; and (iv) increased production costs and volatility of raw materials’ prices.

Therefore, Campari and its affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this communication and Campari does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

* * *

For Further Information

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

Investor Relations

Chiara Garavini	Tel. +39 02 6225 330	Email: chiara.garavini@campari.com

Corporate Communications

Enrico Bocedi	Tel. +39 02 6225 680	Email: enrico.bocedi@campari.com

http://www.camparigroup.com/en/investor
http://www.camparigroup.com/en

About Campari Group

Campari Group is a major player in the global spirits industry, with a portfolio of over 50 premium and super premium brands, spreading across Global, Regional and Local priorities. Global Priorities, the Group’s key focus, include Aperol, Campari, SKYY, Grand Marnier, Wild Turkey and Appleton Estate. The Group was founded in 1860 and today is the sixth-largest player worldwide in the premium spirits industry. It has a global distribution reach, trading in over 190 nations around the world with leading positions in Europe and the Americas. Campari Group’s growth strategy aims to combine organic growth through strong brand building and external growth via selective acquisitions of brands and businesses.

Headquartered in Milan, Italy, Campari Group owns 21 plants worldwide and has its own distribution network in 21 countries. Campari Group employs approximately 3,700 people. The shares of the parent company Davide Campari-Milano S.p.A. (Reuters CPRI.MI - Bloomberg CPR IM) have been listed on the Italian Stock Exchange since 2001. For more information: http://www.camparigroup.com/en.

Please enjoy our brands responsibly.

Page 3 of 3